Yum! Brands Announces Results of Cash Tender Offer
To Purchase Up To $150 Million of Its 7.700% Senior Notes due July 1, 2012

LOUISVILLE, KY, May 29, 2009 – Yum! Brands, Inc. (NYSE: YUM) today announced the results of its cash tender offer to purchase up to $150 million of its 7.700% Senior Notes due July 1, 2012 (CUSIP No. 988498AA9/ISIN No. US988498AA94) (the “Notes”). The tender offer commenced on April 30, 2009 and expired at 11:59 p.m., New York City time, on May 28, 2009.

Continental Stock Transfer & Trust Company, the depositary for the tender offer, has informed Yum! Brands that holders tendered $137,065,000.00 aggregate principal amount of the Notes. The settlement date for the tender offer is today.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. served as the dealer managers for the tender offer.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in more than 110 countries and territories. The company is ranked #239 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving and consistent shareholder returns. Yum! Brands has been named one of the “100 Best Corporate Citizens” by Corporate Responsibility Officer magazine for its ongoing commitment to corporate responsibility and ranked among the best investor relations web sites in North America in the 2009 IR Global Rankings. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

Contact:

Yum! Brands, Inc.
Analysts:
Tim Jerzyk, Senior Vice President and Treasurer
888-298-6986
or
Connie Hayes Badon, Vice President and Assistant Treasurer
502-874-8320
or
Media:
Amy Sherwood, Vice President Public Relations
502-874-8200